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                                                                     Exhibit 3.1


                           CERTIFICATE OF DESIGNATION

                                       OF

                            SERIES D PREFERRED STOCK

                                       OF

                        AMERICAN TECHNOLOGY CORPORATION,

                             a Delaware Corporation

                            _________________________

                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                            _________________________

     American Technology Corporation, a Delaware corporation (the "Corporation" or the "Company"), does hereby certify that:

     I. The name of the corporation is American Technology Corporation.

     II. The Corporation certifies that pursuant to the authority contained in its Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution, which resolution remains in full force and effect on the date hereof:

     Resolved, that there is hereby established a series of authorized preferred stock having a par value of $.00001 per share, which series shall be designated as "Series D Preferred Stock," shall consist of 250,000 shares and shall have the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

1. Designation and Amount. The designation of the series of Preferred Stock shall be "Series D Preferred Stock," par value $.00001 per share (the "Series D Preferred Stock"). The number of authorized shares of Series D Preferred Stock shall be 250,000. The Series D Preferred Stock shall have an initial issue price of Ten Dollars ($10.00) per share (the "Original Issue Price"). The date on which any shares of Series D Preferred Stock are first issued is referred to herein as the "Original Issue Date."

2. Dividends. The holders of record of shares of Series D Preferred Stock shall be entitled to receive, on an as-if-converted to Common Stock basis, when, as and if a cash dividend on the Corporation's common stock, par value $.00001 per share (the "Common Stock"), is declared by the Board of Directors, out of funds legally available therefor, a cash dividend at a per share rate

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equal to six percent (6%) per annum of the Liquidation Amount (as defined in
3(a) hereof), payable in preference and priority to any payment of any dividend on Common Stock of the Corporation for such year.

3.   Liquidation.

     (a) Preference Upon Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation (any or all of such events, a "liquidation"), whether voluntary or involuntary, subject to the prior preferences and other rights of any Senior Stock (as defined below), if any, the holders of shares of Series D Preferred Stock then outstanding shall be entitled pari passu as if members of a single class of securities with the holders of any Parity Stock (as defined below), if any, to be paid out of the assets of the Corporation before any payment shall be made to the holders of Junior Stock (as defined below) an amount per share equal to the Conversion Value (as defined in Section 5(a) below), plus any declared but unpaid dividends (the "Liquidation Amount"). Except as provided in this Section 3(a), holders of Series D Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. The term "Junior Stock" shall mean Common Stock or any other class or series of stock ranking junior to the Series D Preferred Stock in respect of the right to receive dividends or the right to participate in any distribution upon liquidation, the term "Senior Stock" shall mean the Corporation's Series C Preferred Stock and any other class or series of stock of the Corporation authorized before the date of issuance of the Series D Preferred Stock ranking senior to the Series D Preferred Stock in respect of the right to receive dividends or the right to participate in any distribution upon liquidation, and the term "Parity Stock" shall mean any class or series of stock of the Corporation authorized after the date of issuance of the Series D Preferred Stock ranking on a parity with the Series D Preferred Stock in respect of the right to receive dividends or the right to participate in any distribution upon liquidation.

     (b) Merger or Sale of Assets. A merger of the Corporation in which holders of more than 50% of the outstanding Common Stock of the Corporation before the merger do not hold more than 50% of the outstanding Common Stock of the Corporation after the merger, or a sale of all or substantially all of the Corporation's assets, shall be deemed to be a liquidation for purposes of this
Section 3; provided, however, that a merger, consolidation or reorganization where the Corporation is the surviving entity, or a merger of the Corporation into a wholly-owned subsidiary shall not be deemed a liquidation.

     (c) Insufficient Assets. If, upon any liquidation of the Corporation, the assets of the Corporation are insufficient to pay the holders of shares of the Series D Preferred Stock and any Parity Stock, if any, then outstanding the full amount to which they shall be entitled, such assets shall be distributed to each holder of the Series D Preferred Stock and Parity Stock, if any, pro rata based on the number of shares of Common Stock into which the Series D Preferred Stock and Parity Stock, if any, held by each is convertible.

     (d) Rights of Other Holders. In the event of any liquidation, after payment shall have been made to the holders of the Series D Preferred Stock and Parity Stock, if any, of all preferential amounts to which they shall be entitled, the holders of shares of Junior Stock and

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other capital stock of the Corporation shall receive such amounts as to which they are entitled by the terms thereof.

4.   Voting Rights.

     (a) Voting. Each holder of shares of Series D Preferred Stock shall be entitled to one (1) vote for each share of Common Stock then issuable upon conversion of each share of Series D Preferred Stock thereof held on any matter submitted to the Corporation's stockholders for their approval or consent. Except as otherwise required by law or expressly provided herein, the holders of the Series D Preferred Stock shall vote equally with the shares of Common Stock of the Company and not as a separate class on any matter to voted upon by the stockholders of the Company.

     (b) Certificate of Incorporation; Certain Stock. The affirmative vote or consent of the holders of a majority of the outstanding shares of Series D Preferred Stock, voting separately as a class, will be required for (i) any amendment, alteration, or repeal, whether by merger or consolidation or otherwise, of the Corporation's Certificate of Incorporation if the amendment, alteration, or repeal materially and adversely affects the powers, preferences, or special rights of the Series D Preferred Stock, (ii) any amendment, alteration, or repeal of this Certificate of Designations, or (iii) the creation or issuance of any Senior Stock; provided, however, that any increase in the authorized preferred stock of the Corporation or the creation and issuance of any Junior Stock or Parity Stock shall not be deemed to affect materially and adversely such powers, preferences or special rights and any such increase or creation and issuance may be made without any such vote by the holders of the Series D Preferred Stock, except as otherwise required by law.

5.   Conversion Rights.

     (a) Optional Conversion of Series D Preferred Stock. The holder of any shares of Series D Preferred Stock shall have the right, at such holder's option, at any time or from time to time to convert any or all of such holder's shares of Series D Preferred Stock into such number of fully paid and nonassessable shares of Common Stock (the "Conversion Shares") as determined for each share of Series D Preferred Stock by dividing the Conversion Value (as defined below) by the Conversion Price (as defined below). The "Conversion Value" per share means, as of any date, the sum of (i) the Original Issue Price plus any declared but unpaid dividends, provided, however, that if the registration statement (the "Registration Statement") required to be filed by the Company pursuant to Section 6.2 of that certain Series D Preferred Stock and Warrant Purchase Agreement between the Corporation and the original holders of shares of Series D Preferred Stock is not filed with the Securities and Exchange Commission (the "SEC") by December 31, 2002, then the Original Issue Price shall be increased by one percent (1%) for the first thirty (30) day period after December 31, 2002 (pro-rated for any period less than 30 days) and by an additional three percent (3%) for each thirty (30) day period after January 31, 2003 (pro-rated for any period less than 30 days) until either such Registration Statement is filed with the SEC or until April 30, 2003 (whichever occurs earlier), plus (ii) an amount which accrues from the Original Issue Date at a rate of Sixty Cents ($.60) per annum, computed on the basis of a 360-day year to the date of conversion. The "Conversion Price" shall be the lesser of (i) Four

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Dollars and Fifty Cents ($4.50) per share (as adjusted for any stock splits, reorganizations, dividends, recapitalizations and the like), or (ii) ninety percent (90%) of the volume weighted average price of the Corporation's Common Stock from the hours of 9:30 a.m. to 4:00 p.m. on the NASDAQ as reported by Bloomberg Financial using the AQR function (the "Market Price") for the five (5) trading days immediately preceding the date of conversion for which there are reported transactions in the Common Stock; provided, however, that in no event shall the Conversion Price be less than Two Dollars ($2.00) per share (as adjusted for any stock splits, reorganizations, dividends, recapitalizations and the like) (the "Floor Price"); and provided, further, that no such conversion shall be made prior to January 1, 2003 at a Conversion Price of less than Four Dollars and Fifty Cents ($4.50) per share (as adjusted for any stock splits, reorganizations, dividends, recapitalizations and the like). Notwithstanding anything to the contrary set forth above, each such conversion at the option of the holder pursuant to this Section 5(a) shall cover at least the total number of shares of Series D Preferred Stock then held by such holder or a number of shares of Series D Preferred Stock having an aggregate Conversion Value of at least $50,000. The Conversion Shares and the Conversion Price are subject to certain adjustments as set forth herein, and the terms Conversion Shares and Conversion Price as used herein shall as of any time be deemed to include all such adjustments to be given effect as of such time in accordance with the terms hereof. The Floor Price is subject to adjustment as set forth in Section 5(g) hereof.

          Upon the exercise of the option of the holder of any shares of Series D Preferred Stock to convert Series D Preferred Stock into Common Stock, the holder of such shares of Series D Preferred Stock to be converted shall surrender the certificates representing the shares of Series D Preferred Stock so to be converted in the manner provided in Section 5(d) below. Immediately following such conversion, the rights of the holders of the Series D Preferred Stock that has been converted shall cease and the persons entitled to receive the Common Stock upon the conversion of Series D Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

     (b) Automatic Conversion. Each remaining outstanding share of Series D Preferred Stock shall be automatically converted into shares of Common Stock on March 31, 2006 in accordance with the provisions of Section 5(a) hereof. Pursuant to this Section 5(b), on the Conversion Date (as defined below), all outstanding shares of Series D Preferred Stock shall be converted into that number of shares of Common Stock as determined in accordance with Section 5(a) hereof as if the conversion of such number of shares of Series D Preferred Stock were made by the holders thereof in accordance therewith without any further action on the part of such holders.

     (c) Conversion at Option of Corporation. If for any ten (10) consecutive trading days the Market Price of the Corporation's Common Stock is at least Nine Dollars and Fifty Cents ($9.50) per share (as adjusted for stock splits, reorganizations, dividends, recapitalizations and the like), then at any time within ten (10) business days after the end of such ten (10) trading day period, the Corporation shall have the right to require the conversion of all outstanding shares of Series D Preferred Stock into shares of Common Stock in accordance with the provisions of Section 5(a) hereof; provided, however, in the event that the Corporation elects to convert shares of Series D Preferred Stock to Common Stock pursuant to the terms of this

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Section 5(c) prior to May 31, 2004, the Corporation shall only be able to require such conversion if a Registration Statement (as defined in Section 5(a)) filed with the SEC is then effective. For purposes of this Section 5(c), if on any date there shall be no reported closing bid price, the "Market Price" on such date shall be the closing bid price on the date next preceding such date on which a closing bid price for such security has been reported. Pursuant to this
Section 5(c), on the Conversion Date (as defined below), all outstanding shares of Series D Preferred Stock shall be converted into that number of shares of Common Stock as determined in accordance with Section 5(a) hereof as if the conversion of such number of shares of Series D Preferred Stock were made by the holders thereof in accordance therewith without any further action on the part of such holders; provided, however, that if the Conversion Date is prior to the date which is one year after the Original Issue Date, the Conversion Value shall be equal to the higher of (i) Ten Dollars and Sixty Cents ($10.60) (as adjusted for any stock splits, reorganizations, dividends, recapitalizations and the like), or (ii) the Conversion Value determined in accordance with Section 5(a) hereof.

     (d) Delivery of Stock Certificates. The holder of any shares of Series D Preferred Stock may exercise the optional conversion right pursuant to Section 5(a) above by delivering to the Corporation or its duly authorized transfer agent during regular business hours at the office of the Corporation the certificate or certificates for the shares of Series D Preferred Stock to be converted, duly endorsed or assigned either in blank or to the Corporation (if required by it), accompanied by written notice (the "Conversion Notice") stating that such holder elects to convert such shares of Series D Preferred Stock and shall provide a certificate to the Corporation or its duly authorized transfer agent as to the date of such conversion. Upon the occurrence of an automatic conversion pursuant to Section 5(b) above or conversion at the option of the Corporation pursuant to Section 5(c) above, the Corporation shall deliver notice to each holder of Series D Preferred Stock and the holder of any shares of Series D Preferred Stock shall deliver to the Corporation at the office of the Corporation the certificate or certificates for all shares of Series D Preferred Stock then held by such holder, duly endorsed or assigned either in blank or to the Corporation (if requested by it). Conversion shall be deemed to have been effected (1) in the case of an optional conversion pursuant to Section 5(a), on the date when the aforesaid delivery of the Conversion Notice is made if such day is a business day and otherwise on the business day following the date of the aforesaid delivery, (2) in the case of an automatic conversion pursuant to
Section 5(b) on March 31, 2006, or (3) in the case of conversion at the option of the Corporation pursuant to Section 5(c), upon the date of the notice, and in each case such date is referred to herein as the "Conversion Date." As promptly as practicable thereafter, the Corporation, through its transfer agent, if any, shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock, as provided below; provided, however, that in the case of a conversion in connection with liquidation, no such certificates need be issued. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become the stockholder of record in respect of such Common Stock on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such holder shall be deemed to have become the stockholder of record in respect of such Common Stock on the next succeeding date on which the transfer books are open, but the

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Conversion Value and the Conversion Price shall be that in effect on the
Conversion Date. Upon conversion of only a portion of the number of shares covered by a stock certificate representing shares of Series D Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the stock certificate so surrendered for conversion, at the expense of the Corporation, a new stock certificate covering the number of shares of Series D Preferred Stock representing the unconverted portion of the certificate so surrendered. Any transfer taxes applicable to the above described transactions shall be paid by such transferee. The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Stock or the reissuance of the Preferred Stock in a name other than that in which the shares of Series D Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

     (e) No Fractional Shares of Common Stock. No fractional shares of Common Stock shall be issued upon conversion of shares of Series D Preferred Stock and in lieu thereof, the Corporation shall pay to the holder of such fractional share interest cash in respect of such fractional interest in an amount equal to the Market Price on the Conversion Date multiplied by such fractional interest. The holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests. In determining the number of shares of Common Stock and the payment, if any, in lieu of fractional shares that a holder of Series D Preferred Stock shall receive, the total number of shares of Series D Preferred Stock surrendered for conversion by such holder shall be aggregated.

     (f) Changes in Common Stock. If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale, transfer or other disposition of all or substantially all of its assets to another corporation for cash or stock of such other corporation, shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each holder of Series D Preferred Stock shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the shares of the Common Stock of the Corporation immediately theretofore issuable upon conversion of the Series D Preferred Stock, such shares of stock, securities or properties as may be issuable or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore issuable upon conversion of the Series D Preferred Stock had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of each holder of Series D Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or properties thereafter deliverable upon the exercise thereof. The Corporation shall not effect any such consolidation, merger, sale, transfer or other disposition, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing or otherwise acquiring such properties shall assume, by written instrument executed

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and mailed or delivered to the holders of Series D Preferred Stock at the last address of suchholders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or properties as, in accordance with the foregoing provisions, such holders may be entitled to acquire. The above provisions of this subparagraph shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers, or other dispositions.

     (g)  Sale of Shares Below Floor Price.

               (i) If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (g) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (g)(iv) below), for an Effective Price (as defined in subsection (g)(iv) below) less than the then effective Floor Price, then and in each such case the then existing Floor Price shall be reduced, as of the opening of business on the date of such issue or sale, to such lesser price.

               (ii) For the purpose of making any adjustment required under this Section 5(g), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the amount of cash received by the Company without deduction for any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (g)(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

               (iii)  For the purpose of the adjustment required under this
Section 5(g), if the Company issues or sells (i) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Floor Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution

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or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Floor Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Floor Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Floor Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

               (iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this
Section 5(g), other than (A) shares of Common Stock issued upon conversion of the Series D Preferred Stock; (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans, agreements or other arrangements that are approved by the Board of Directors; (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date; (D) shares of Common Stock issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors;
(E) shares of Common Stock issued pursuant to any equipment leasing arrangement;
(F) shares of Common Stock issued pursuant to any debt financing from a bank or similar financial institution approved by the Board of Directors; (G) shares of Common Stock issued with the approval of the Board of Directors to customers or vendors of the Company or to persons with similar commercial relationships with the Company; (H) shares of Common Stock issued pursuant to corporate partnering transactions on terms approved by the Board of Directors; and (I) up to 25,000 shares

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of Common Stock (as adjusted for stock splits, stock dividends, stock combinations and the like) issued during any 180-day period commencing on or after the Original Issue Date and which are not otherwise excluded from the definition of Additional Shares of Common Stock pursuant to the foregoing provisions of this clause (iv). References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(g). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(g), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 5(g), for such Additional Shares of Common Stock.

     (h) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon the conversion of Series D Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Series D Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, free from preemptive or similar rights on the part of the holders of any shares of capital stock or securities of the Corporation, and free from all liens and charges with respect to the issue thereof; and without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value, if any, per share of the Common Stock is at all times equal to or less than the then effective Conversion Price. The Corporation will take all such action as may be necessary to assure that such shares of Common Stock may be so issued without violation by the Corporation of any applicable law or regulation or agreement, or of any requirements of any domestic securities exchange upon which the Common Stock may be listed. Without limiting the foregoing, the Corporation will take all such action as may be necessary to assure that, upon conversion of any of the Series D Preferred Stock, an amount equal to the lesser of (i) the par value of each share of Common Stock outstanding immediately prior to such conversion, or (ii) the Conversion Price shall be credited to the Corporation's stated capital account for each share of Common Stock issued upon such conversion, and that, if clause
(i) above is applicable, the balance of the Conversion Price of Series D Preferred Stock converted shall be credited to the Corporation's capital surplus account.

     (i) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series D Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any Series D Preferred Stock in any manner which interferes with the timely conversion of such Series D Preferred Stock.

     (j) Taxes. The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series D Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Stock or the reissuance of the Series D Preferred Stock in a name other than that in which the shares of Series D Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has

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paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

     (k) Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series D Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations and in the Certificate of Incorporation.

     (l) Limitation on Issuance of Conversion Shares; Redemption. Notwithstanding any adjustment of the Conversion Price made under this Section 5, and except as provided below, the Corporation shall not be obligated to issue upon conversion of the Series D Preferred Stock, in the aggregate, more than that number of shares of Common Stock equal to 19.99% of the number of shares of Common Stock of the Corporation outstanding on the Original Issue Date (such amount to be proportionately and equitably adjusted from time to time in the event of stock splits, stock dividends, combinations, reverse stock splits, reclassifications, capital reorganization and similar events relating to the Common Stock) (the "Maximum Share Amount") if the issuance of shares of Common Stock in excess of the Maximum Share Amount (such number of excess shares referred to in the aggregate as the "Excess Shares") would constitute a breach or violation of the Corporation's obligations under the rules or regulations of Nasdaq or any other principal securities exchange or market upon which the Common Stock is or becomes traded (the "Exchange Rules"). To the extent the Corporation will be required, or it appears likely to the Board of Directors of the Corporation that it will be required, to issue any Excess Shares as a result of an adjustment to the Conversion Price, the Corporation shall, at its option, either (i) promptly take such action that would enable it to issue such Excess Shares without breaching or violating any Exchange Rules, including without limitation, obtaining stockholder approval, or (ii) redeem the Excess Shares at a redemption price equal to the Conversion Price. The number of shares comprising the Maximum Share Amount (and if applicable, any Excess Shares to be issued) shall be allocated among the holders of the shares of Series D Preferred Stock pro rata based on the total number of shares of Series D Preferred Stock then outstanding.

6. No Redemption. The Series D Preferred Stock shall not be redeemable by the Corporation.

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                                       10

     In Witness Whereof, this Certificate of Designation of Series D Preferred Stock has been subscribed this ___ day of April 2002, by the undersigned who affirms that the statements made herein are true and correct.

                                        American Technology Corporation





                                        By:_____________________________________
                                               Name:
                                               Title: